Exhibit 99.1

FOR IMMEDIATE RELEASE October 27, 2015
CenterState Banks, Inc. Announces Third Quarter 2015 Operating Results

DAVENPORT, FL. – October 27, 2015 - CenterState Banks, Inc. (Nasdaq: CSFL) reported earnings per share (“EPS”) of $0.22 on net income of $9,916 for the third quarter of 2015, compared to $0.21 per share on net income of $9,878 reported during the prior quarter.  All amounts are in thousands, except per share information, and all earnings per share amounts are reported on a diluted basis unless otherwise noted.

Current Quarter Highlights

•	Announced two complimentary acquisitions in South Miami-Dade County:

o	Acquired combined consolidated balances (June 30, 2015):
▪	Assets: $840 million
▪	Loans: $544 million
▪	Deposits: $730 million

o	Combined pro-forma June 30, 2015:
▪	Assets: $4.7 billion
▪	Loans: $3.1 billion
▪	Deposits: $3.9 billion

o	Combined mid-teens EPS accretion fully phased-in 2017.

o	Pro-forma CSFL will have $1.2 billion in deposits in the Miami MSA.

•	Annualized ROA 1.01%.

•	Efficiency ratio 63%.

•	8% annualized increase in loans during current quarter and 11% annualized increase YTD through September 30, 2015 (excluding Purchased Credit Impaired “PCI” loans). (page 4)

•	8% annualized increase in deposits during current quarter and 7.5% annualized increase YTD through September 30, 2015 (excluding Time Deposits). (page 13)

•	15% decrease in non-performing assets during the current quarter and 26% decrease compared to December 31, 2014. (page 10)

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.  See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Interest income	$ 40,112	$ 41,625	$ 39,485	$ 38,019	$ 37,347
Interest expense	1,784	1,818	1,865	1,848	2,097
Net interest income	38,328	39,807	37,620	36,171	35,250
Provision for loan losses	4	2,330	1,941	210	1,108
Recovery for loan losses- PCI loans	(4)	(22)	(299)	(192)	(153)
Net interest income after loan loss provision	38,328	37,499	35,978	36,153	34,295

Correspondent banking and capital markets division- income	5,935	8,587	6,800	5,795	5,142
Gain on sale of securities available for sale	4	---	---	---	---
FDIC- IA amortization (negative accretion) (1)	(4,144)	(4,649)	(4,350)	(5,599)	(4,953)
FDIC- revenue (2)	27	359	667	1,080	213
All other non-interest income	6,308	6,276	5,964	6,259	6,157
Total non interest income	8,130	10,573	9,081	7,535	6,559

Credit related expenses	439	522	16	299	624
FDIC credit related expenses	(46)	625	(567)	369	(209)
Correspondent banking and capital markets division-expense	5,063	6,008	5,595	4,993	5,036
Merger and acquisition related expenses	169	---	---	848	3,450
Branch closure and efficiency initiatives	---	---	---	(417)	(6)
All other non-interest expense	25,230	25,383	25,559	25,999	26,639
Total non interest expense	30,855	32,538	30,603	32,091	35,534

Income before income tax	15,603	15,534	14,456	11,597	5,320
Income tax provision	5,687	5,656	5,308	4,316	1,727
NET INCOME	$ 9,916	$ 9,878	$ 9,148	$ 7,281	$ 3,593
Net Income allocated to common shares	$ 9,862	$ 9,823	$ 9,097	$ 7,250	$ 3,593

Earnings per share (basic) (GAAP)	$ 0.22	$ 0.22	$ 0.20	$ 0.16	$ 0.08
Earnings per share (diluted) (GAAP)	$ 0.22	$ 0.21	$ 0.20	$ 0.16	$ 0.08
Net operating income per share (Non-GAAP) (3)	$ 0.22	$ 0.22	$ 0.20	$ 0.17	$ 0.13

Average common shares outstanding (basic)	45,200	45,161	45,128	45,072	45,061
Average common shares outstanding (diluted)	45,826	45,737	45,658	45,506	45,413
Common shares outstanding at period end	45,469	45,421	45,409	45,324	45,209

note 1:  On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool.  The related reimbursements from the FDIC, pursuant to the specific loss share agreement, of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.”  The Company updates its estimate of future losses and the timing of the losses each quarter.  To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans.  Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for the related percentage of loss share are also reduced.  Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.

note 2:  Two FDIC related revenue items are included in this line item.  The first item is FDIC reimbursement income from the sale of OREO.  When OREO (those covered by loss share agreements) is sold for a loss, the FDIC covered portion of the loss is recognized as income and included in this line item per the coverage breakdown in the table on page 10, Selected

Credit Quality Ratios.  Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and the percentage of the loss that is reimbursable from the FDIC is recognized as income from FDIC reimbursement, and included in this line item as well.

note 3:  This non-gaap metric represents gaap net income excluding certain income and expense items net of the effective tax rate for the period presented.  Items excluded are gains on sales of securities held for sale, acquisition and merger related expenses and one time charges related to the Company’s efficiency and profitability initiatives announced in January 2014, which include impairment charges on the real estate of several of the branches closed during April 2014, divided by the average diluted common shares outstanding.  A reconciliation table is presented on page 18, Explanation of Certain Unaudited Non-GAAP Financial Measures.

The condensed quarterly results of the Company’s correspondent banking and capital markets segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and capital markets division (unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Net interest income	$1,545	$1,467	$1,602	$991	$801
Provision for loan losses	1	(24)	(131)	---	---
Total non-interest income (note 1)	5,935	8,587	6,800	5,795	5,142
Total non-interest expense (note 2)	(5,063)	(6,008)	(5,595)	(4,993)	(5,036)
Income tax provision	(934)	(1,551)	(1,032)	(692)	(350)
Net income	$ 1,484	$ 2,471	$ 1,644	$ 1,101	$ 557
Contribution to diluted earnings per share	$ 0.03	$ 0.05	$ 0.04	$ 0.02	$ 0.01

Allocation of indirect expense net of
inter-company earnings credit, net of
income tax benefit (note 3)	$(304)	$(262)	$(276)	$(163)	$(284)
Contribution to diluted earnings per share after
deduction of allocated indirect expenses	$ 0.03	$ 0.05	$ 0.03	$ 0.02	$ 0.01

note 1:    The primary component in this line item is gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees which were $4,943, $7,334,  $5,694, $4,876 and $4,184 for 3Q15, 2Q15, 1Q15, 4Q14 and 3Q14 respectively.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.  The remaining non interest income items in this category, which are less volatile, include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

note 2:    A significant portion of these expenses are variable in nature and are a derivative of the income from bond sales, hedging services, brokering loans sales and related consulting services identified in note 1 above.  The variable expenses related to these fees identified in note 1 above were $2,388, $3,461, $2,938, $2,149 and $2,336 for 3Q15, 2Q15, 1Q15, 4Q14 and 3Q14, respectively.   Expenses in this line item do not include any indirect support allocation costs.

note 3:

A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and capital markets division based on management’s estimates.  In addition, an inter-company earnings credit is allocated to the segment for services provided to the commercial bank segment, also based on management’s estimates and judgment.

Loan production

Loans excluding PCI loans increased $48,226 during the current quarter, an annualized growth rate of approximately 8.4% and $179,094 during the nine month period ending September 30, 2015, an annualized growth rate of approximately 11%. Total new loans originated during the quarter approximated $188.6 million, of which $152.3 million were funded.  About 56% of funded loan origination was commercial real estate (“CRE”), 13% commercial and industrial (“C&I”), 24% single family residential, 2% land, development & construction and 5% were all other.

Approximately 53% of the funded loan production was a combination of floating and variable rate, and the remaining 47% was fixed rate.  In the aggregate, the funded loan production for the current quarter is expected to result in an estimated duration of approximately 2.9 years.  The loan origination pipeline is approximately $285 million at September 30, 2015 compared to $298 million at June 30, 2015.  The graph below summarizes total loan production and funded loan production over the past nine quarters.

Loan portfolio mix, PCI loans, FDIC covered loans and the related Indemnification Asset (“IA”)

Total PCI loans at September 30, 2015 is equal to $231,778 of which $168,950 (73%) are covered by FDIC loss sharing agreements.  The Company acquired both covered and non-covered PCI loans in its June 1, 2014 acquisition of First Southern Bank (“FSB”).  It also acquired FDIC covered loans that are not included in the PCI loan portfolio.  In addition, the Company also acquired non-covered PCI loans from the January 17, 2014 Gulfstream Business Bank (“GSB”) acquisition.  The table below compares the Company’s total FDIC covered loans and its PCI loan portfolio at September 30, 2015.

	PCI loans	Non-PCI	Total loans
FDIC covered	$ 168,950	$ 32,071	$ 201,021
not covered	62,828	2,299,782	2,362,610
Total	$ 231,778	$ 2,331,853	$ 2,563,631

The table below summarizes the Company’s total PCI loans, both covered and not covered by FDIC loss share arrangements.  It also shows the difference between the unpaid principal balance and the carrying balance (book balance) at September 30, 2015.

	unpaid
	principal	carrying
	balance	balance	difference	percentage
FDIC covered PCI loans	$217,043	$ 168,950	($48,093)	22%
PCI loans not covered	83,322	62,828	(20,494)	25%
Total PCI loans	$300,365	$ 231,778	($68,587)	23%

The table below summarizes the Company’s total loans covered by FDIC loss share arrangements, both PCI loans and non-PCI loans.  It also shows the difference between the unpaid principal balance and the carrying balance (book balance) at September 30, 2015.

	unpaid
	principal	carrying
	balance	balance	difference	percentage
FDIC covered PCI loans	$217,043	$168,950	($48,093)	22%
FDIC covered, non-PCI loans	32,413	32,071	(342)	1%
Total FDIC covered loans	$249,456	$201,021	($48,435)	19%

Four of the Company’s fourteen loss share agreements with the FDIC terminated during the third quarter of 2015.  The total loans that transferred from loss share status to no loss share status, both PCI and non-PCI, during the third quarter had an aggregate total carrying balance outstanding at September 30, 2015 of approximately $38 million.  The table below summarizes the remaining ten loss share agreements by acquired bank and by term of the related loss share period at September 30, 2015.

						est rem	percentage
	Loss	Unpaid				life of	of losses	end of
	Share	Principal	Carrying	Difference (2)		loans in	reimbursable	loss share
	Term	Balance	Balance	$	%	years(1)	from FDIC	period	IA
First Commercial Bank	5 yrs	$74,301	$65,774	($8,527)	11%	1.8	70%/30%/75%	Jan-16	$58
First Guaranty Bank	5 yrs	51,103	36,659	(14,444)	28%	2.0	80%	Jan-17	7,150
Central FL State Bank	5 yrs	10,280	7,596	(2,684)	26%	2.8	80%	Jan-17	1,598
Subtotal		135,684	110,029	(25,655)	19%	1.9			8,806

Olde Cypress	10 yrs	27,293	23,953	(3,340)	12%	4.6	80%	Jul-20	7,108
Comm Bank Bartow	10 yrs	13,598	10,055	(3,543)	26%	8.7	80%	Aug-20	2,587
Independent Nat'l Bank	10 yrs	17,261	12,866	(4,395)	25%	6.4	80%	Aug-20	2,847
Haven Trust Bank	10 yrs	3,734	2,763	(971)	26%	3.4	70%/0%/70%	Sep-20	334
First Commercial Bank	10 yrs	8,647	7,624	(1,023)	12%	3.2	70%/30%/75%	Jan-21	12
First Guaranty Bank	10 yrs	38,344	29,918	(8,426)	22%	6.7	80%	Jan-22	6,055
Central FL State Bank	10 yrs	4,895	3,813	(1,082)	22%	4.7	80%	Jan-22	847
Subtotal		113,772	90,992	(22,780)	20%	5.9			19,790

Total		$249,456	$201,021	($48,435)	19%	3.7			$28,596

(1)	This represents an estimate of the weighted average remaining life or timing of the estimated future cash flows as of September 30, 2015.
(2)	Represents the dollar amount difference between the carrying value, or book value, of the loans and the unpaid principal balance (“UPB”), and the dollar amount difference as a percentage of the UPB.

As shown in the table above, the Company’s total IA at September 30, 2015 was $28,596 of which $6,602 represents a receivable from the FDIC for estimated future loss reimbursements, and $21,994 represents previously estimated loss reimbursements that are no longer expected.  This amount is now expected to be paid (and/or has been paid) by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At September 30, 2015, the $21,994 previously estimated reimbursements from the FDIC is expected to be written off as amortization expense (negative accretion) in the Company’s non-interest income as summarized below.

Period		Year
4Q15	$ 3,192	2018	$ 2,467
Year 2016	9,001	2019	2,044
Year 2017	3,323	2020 thru 2022	1,967
		Total	$ 21,994

The table above is based on the Company’s most recent quarterly updated projections of estimated future losses, cash flows and timing of cash flows.  The above amounts are subject to change, and have changed in past quarters, primarily due to the FDIC covered loan pools performing better than previously estimated.  A summary of the activity in the Company’s IA account during the nine month period ending September 30, 2015 is presented in the table below.

Balance at 12/31/14	$49,054
Amortization, net (excludes clawback)	(12,954)
Indemnification revenue	1,316
Indemnification of foreclosure expenses	(2,266)
Proceeds received from FDIC	(6,291)
Net recovery of loan pool(s) impairments	(263)
Balance 9/30/15	$28,596

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

        Loan mix (unaudited)

At quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Loans
Real estate loans
Residential	$634,106	$620,797	$604,811	$589,068	$572,244
Commercial	1,234,383	1,203,639	1,154,682	1,132,933	1,136,595
Land, development and construction loans	100,200	96,020	85,186	79,002	78,514
Total real estate loans	1,968,689	1,920,456	1,844,679	1,801,003	1,787,353
Commercial loans	297,389	301,615	297,442	294,493	282,753
Consumer and other loans	65,397	61,145	58,484	56,334	55,527
Total loans before unearned fees and costs	2,331,475	2,283,216	2,200,605	2,151,830	2,125,633
Unearned fees and costs	378	411	790	929	856
Total Non-PCI loans (note 1)	2,331,853	2,283,627	2,201,395	2,152,759	2,126,489
PCI loans
Real estate loans
Residential	92,243	96,674	101,365	102,009	106,335
Commercial	119,379	126,058	131,270	140,977	165,006
Land, development and construction loans	16,851	21,546	24,294	24,032	26,250
Total real estate loans	228,473	244,278	256,929	267,018	297,591
Commercial loans	2,848	2,735	5,615	8,953	11,226
Consumer and other loans	457	516	724	795	821
Total PCI loans (note 2)	231,778	247,529	263,268	276,766	309,638

Total Loans	$2,563,631	$2,531,156	$2,464,663	$2,429,525	$2,436,127

note 1:	Included in the $2,331,853 Non-PCI loans at September 30, 2015 are $32,071 that are covered by FDIC loss sharing agreements the Company acquired pursuant to its June 1, 2014 acquisition of FSB.
note 2:	Included in the $231,778 PCI loans at September 30, 2015 are $168,950 of loans that are covered by FDIC loss sharing agreements and $62,828 are not covered.

Credit quality and allowance for loan losses

During the quarter, excluding PCI loans, the Company recorded a loan loss provision expense of $4 and charge-offs net of recoveries of $236, resulting in a decrease in the allowance for loan losses (excluding PCI loans) of $232 as shown in the table below.

With regard to PCI loans, the Company recorded a negative loan loss provision of $4 and charge-offs net of recoveries of $50, resulting in a decrease in the allowance for loan losses on PCI loans of $54.  See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL") was $22,648 at September 30, 2015 compared to $22,934 at June 30, 2015, a decrease of $286.  This decrease is the result of the aggregate effect of a $392 increase in general loan loss allowance, $624 decrease in the specific loan loss allowance related to impaired loans and a $54 decrease in the loan loss allowance related to PCI loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between September 30, 2015 and June 30, 2015 are summarized in the table below.

	Sept 30, 2015			June 30, 2015			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	balance	%	balance	balance	%	balance	balance
Non impaired loans	$2,309,995	$ 21,374	0.93%	$2,260,781	$ 20,982	0.93%	$ 49,214	$ 392	-- bps
Impaired loans	21,858	1,212	5.54%	22,846	1,836	8.04%	(988)	(624)	(250) bps
Non-PCI loans	2,331,853	22,586	0.97%	2,283,627	22,818	1.00%	48,226	(232)	(3) bps
PCI loans	231,778	62		247,529	116		(15,751)	(54)
Total loans	$2,563,631	$22,648	0.88%	$2,531,156	$22,934	0.91%	$ 32,475	$(286)	(3) bps

The general loan loss allowance (non-impaired loans) increased by $392 resulting primarily from an increase in loans outstanding less a decrease in the loss factors resulting from the Company’s two year historical charge-off rate.  Qualitative factors were mixed resulting in a net minimal effect.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans, excluding PCI loans.  Total impaired loans at September 30, 2015 are equal to $21,858.  Approximately $13,521 of the Company’s impaired loans (62%) are accruing performing loans.  This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

PCI loans, including those covered by FDIC loss sharing agreements, are accounted for pursuant to ASC Topic 310-30.  PCI loan pools are evaluated for impairment each quarter.  If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at September 30, 2015.  However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.  The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Loans, excluding PCI loans
Allowance at beginning of period	$ 22,818	$ 20,842	$ 19,384	$ 19,035	$ 18,240
Charge-offs	(893)	(783)	(949)	(506)	(869)
Recoveries	657	429	466	645	556
Net (charge-offs) recoveries	(236)	(354)	(483)	139	(313)
Provision for loan losses	4	2,330	1,941	210	1,108
Allowance at end of period for loans
other than PCI loans	$ 22,586	$ 22,818	$ 20,842	$ 19,384	$ 19,035

PCI loans
Allowance at beginning of period	$ 116	$ 138	$ 514	$ 807	$ 960
Charge-offs	(50)	---	(77)	(101)	---
Recoveries	---	---	---	---	---
Net charge-offs	(50)	---	(77)	(101)	---
(Recovery) provision for loan losses	(4)	(22)	(299)	(192)	(153)
Allowance at end of period for
PCI loans	$ 62	$ 116	$ 138	$ 514	$ 807
Total allowance at end of period	$ 22,648	$ 22,934	$ 20,980	$ 19,898	$ 19,842

The following table summarizes the Company’s loan portfolio and related allowance for loan losses as a percentage of the loan portfolio segment presented as of the end of the previous five quarters.

(unaudited)

For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Troubled debt restructure (“TDRs”) (note 1)	$ 15,204	$ 15,659	$ 14,666	$ 15,066	$ 15,006
Impaired loans that were not TDRs	6,654	7,187	7,516	10,184	11,689
Total impaired loans	21,858	22,846	22,182	25,250	26,695
Non-impaired loans	2,309,995	2,260,781	2,179,213	2,127,509	2,099,794
Total Non-PCI loans	2,331,853	2,283,627	2,201,395	2,152,759	2,126,489
Total PCI loans	231,778	247,529	263,268	276,766	309,638
Total loans	$2,563,631	$2,531,156	$2,464,663	$2,429,525	$2,436,127
ALLL for Non-PCI loans
Specific loan loss allowance- impaired loans	$ 1,212	$ 1,836	$ 1,101	$ 1,115	$ 1,977
General loan loss allowance- non impaired	21,374	20,982	19,741	18,269	17,058
Total allowance for loan losses (note 2)	$ 22,586	$ 22,818	$ 20,842	$ 19,384	$ 19,035
ALLL as a percentage of period end loans:
Impaired loans	5.54%	8.04%	4.96%	4.42%	7.41%
Non impaired loans	0.93%	0.93%	0.91%	0.86%	0.81%
Total loans (note 2)	0.97%	1.00%	0.95%	0.90%	0.90%

note 1:  The Company has approximately $15,204 of TDRs.  Of this amount $10,553 are performing pursuant to their modified terms, and $4,651 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”).  Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing.  Only non performing TDRs are included in NPLs.

note 2:  Excludes PCI loans.

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest.  NPLs do not include PCI loans.  PCI loans are accounted for pursuant to ASC Topic 310-30.  NPLs as a percentage of total Non-PCI loans were 0.96% at September 30, 2015 compared to 1.10% at June 30, 2015.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement, were $25,549 at September 30, 2015, compared to $29,891 at June 30, 2015.  NPAs as a percentage of total assets was 0.65% at September 30, 2015 compared to 0.77% at June 30, 2015.  NPAs as a percentage of loans plus OREO and other repossessed assets, excluding PCI loans and OREO covered by FDIC loss share agreements, was 1.09% at September 30, 2015 compared to 1.31% at June 30, 2015.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Non-accrual loans (note 1)	$22,450	$25,028	$26,857	$25,595	$31,067
Past due loans 90 days or more
and still accruing interest (note 1)	---	---	---	---	---
Total non-performing loans (“NPLs”) (note 1)	22,450	25,028	26,857	25,595	31,067
Other real estate owned (“OREO”) (note 2)	2,993	4,691	7,586	8,896	10,899
Repossessed assets other than real estate (note 1)	106	172	139	87	150
Total non-performing assets (“NPAs”) (note 2)	$25,549	$29,891	$34,582	$34,578	$42,116
OREO covered by FDIC loss share agreements:
80% covered	3,661	6,531	4,716	7,264	9,732
75% covered	---	---	---	606	606
70% covered	297	249	249	1,755	---
30% covered	3,729	5,224	8,563	9,779	12,580
0% covered	---	---	---	---	2,534
Total non-performing assets including
FDIC covered OREO	$33,236	$41,895	$48,110	$53,982	$67,568
Non-performing loans as percentage of total
loans excluding PCI loans	0.96%	1.10%	1.22%	1.19%	1.46%
Non-performing assets as percentage of total assets
Excluding FDIC covered OREO	0.65%	0.77%	0.89%	0.92%	1.16%
Including FDIC covered OREO	0.85%	1.08%	1.24%	1.43%	1.86%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)
Excluding FDIC covered OREO	1.09%	1.31%	1.57%	1.60%	1.97%
Including FDIC covered OREO	1.42%	1.82%	2.16%	2.47%	3.12%
Loans past due 30 thru 89 days and accruing interest
as a percentage of total loans (note 1)	0.67%	0.51%	0.61%	0.61%	0.55%
Net charge-offs (recovery) (note 1)	$236	$354	$483	$(139)	$313
Net charge-offs (recovery) as a percentage
of average loans for the period (note 1)	0.01%	0.02%	0.02%	(0.01%)	0.01%
Net charge-offs (recovery) as a percentage of average
loans for the period on an annualized basis (note 1)	0.04%	0.06%	0.09%	(0.03%)	0.06%
Allowance for loan losses as percentage of NPLs (note 1)	101%	91%	78%	76%	61%

note 1:  Excludes PCI loans.

note 2:  Excludes OREO covered by FDIC loss share agreements.

Net Interest Margin (“NIM”)

The Company’s NIM decreased from 4.72% in 2Q15 to 4.44% in 3Q15.  The primary reason for this decrease was due to the decrease in loan yields between these two quarters.

The average yield on loans, excluding PCI loans, decreased from 4.59% in 2Q15 to 4.38% in 3Q15.  During 2Q15 there were certain payoffs of acquired purchased loans that were not PCI loans, and the resulting remaining unamortized fair value mark was recognized as interest income in 2Q15.  If this had not occurred, the yield in 2Q15 would have been approximately 4.51%.  The yield during the current quarter decreased to 4.38%, primarily due to the average interest rates on new loan production, which has been averaging over the past several quarters in the 3.8% range.  The Company expects the yield on loans, excluding PCI loans, to continue trending lower until the average portfolio yields approach the average yields of new loan production.

The average yield on PCI loans during the current quarter was 16.27% compared to 17.75% during 2Q15.  As reported last quarter, several PCI loans paid off in full during 2Q15 resulting in cash payments to the Company in excess of the related pools’carrying balances.  The excess cash payments (approximately $969) were included in 2Q15’s interest income and contributed approximately 1.51% to the 17.75% yield on PCI loans during 2Q15.  Without this event occurring, 2Q15’s PCI loan yield would have been approximately 16.24%.  The 16.27% yield on PCI loans during the current quarter is similar with 2Q15 after taking this event in consideration.

The PCI loans historically have performed better than previously expected.  Initial loss expectations have been adjusted downward during subsequent quarterly estimates of future cash flows.  The results have been higher yields over the remaining life of the related loan pools.

If the PCI loans were producing a yield similar to the Company’s non-PCI loans, the NIM during the current quarter would have been approximately 3.61% compared to 3.73% during the previous quarter.  However, total PCI loans have a legal balance outstanding equal to $300,364 and a book balance equal to $231,778 resulting in a difference, or discount, of approximately $68,586, or 23%.  The estimated remaining life of the expected cash flows is approximately 3.7 years at September 30, 2015.  As such, management expects several years of favorable yield, albeit balances will be decreasing over time.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)

		3Q15			2Q15			3Q14
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)*	$2,306,751	$25,465	4.38%	$ 2,237,178	$25,584	4.59%	$ 2,094,522	$24,649	4.67%
PCI loans	241,393	9,898	16.27%	257,581	11,397	17.75%	331,567	9,099	10.89%
Taxable securities	676,892	3,895	2.28%	682,950	3,803	2.23%	503,176	3,073	2.42%
Tax -exempt securities (TEY)	90,376	1,107	4.86%	81,409	1,014	5.00%	40,059	514	5.09%
Fed funds sold and other	165,927	355	0.85%	170,139	369	0.87%	371,026	417	0.45%
Tot. interest earning assets(TEY)	$3,481,339	$40,720	4.64%	$3,429,257	$42,167	4.93%	$3,340,350	$37,752	4.48%

Interest bearing deposits	$2,033,045	$1,339	0.26%	$2,014,726	$1,369	0.27%	$2,192,653	$1,799	0.33%
Fed funds purchased	173,575	150	0.34%	184,525	154	0.33%	39,419	6	0.06%
Other borrowings	31,356	51	0.65%	34,937	54	0.62%	31,273	52	0.66%
Corporate debentures	24,026	244	4.03%	23,983	241	4.03%	23,844	240	3.99%
Total interest bearing liabilities	$2,262,002	$1,784	0.31%	$2,258,171	$1,818	0.32%	$2,287,189	$2,097	0.36%

Net Interest Spread (TEY)			4.33%			4.61%			4.12%
Net Interest Margin (TEY)			4.44%			4.72%			4.23%

*TEY = tax equivalent yield

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Yield on loans (TEY)*	4.38%	4.59%	4.57%	4.65%	4.67%
Yield on PCI loans	16.27%	17.75%	14.85%	11.70%	10.89%
Yield on securities (TEY)	2.59%	2.53%	2.75%	2.72%	2.62%
Yield on fed funds sold and other	0.85%	0.87%	0.76%	1.03%	0.45%
Yield on total interest earning assets	4.57%	4.87%	4.70%	4.67%	4.44%
Yield on total interest earning assets (TEY)	4.64%	4.93%	4.75%	4.71%	4.48%
Cost of interest bearing deposits	0.26%	0.27%	0.29%	0.30%	0.33%
Cost of fed funds purchased	0.34%	0.33%	0.30%	0.19%	0.06%
Cost of other borrowings	0.65%	0.62%	0.65%	0.71%	0.66%
Cost of corporate debentures	4.03%	4.03%	4.02%	4.00%	3.99%
Cost of interest bearing liabilities	0.31%	0.32%	0.33%	0.34%	0.36%
Net interest margin (TEY)	4.44%	4.72%	4.53%	4.49%	4.23%
Cost of total deposits	0.17%	0.17%	0.19%	0.19%	0.22%

*TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Return on average assets (annualized)	1.01%	1.02%	0.96%	0.78%	0.37%
Net operating income return on
average assets (annualized)	1.02%	1.02%	0.97%	0.81%	0.62%
Return on average equity (annualized)	8.28%	8.49%	8.10%	6.46%	3.24%
Return on average tangible equity (annualized)	10.23%	10.42%	10.00%	8.15%	4.11%
Loan / deposit ratio	80.5%	80.7%	78.3%	78.6%	79.5%
Stockholders’ equity (to total assets)	12.2%	12.1%	11.9%	12.0%	12.2%
Common tangible equity (to total tangible assets)	10.1%	10.0%	9.8%	9.8%	9.8%
Tier 1 capital (to average assets)	10.6%	10.4%	10.0%	10.1%	9.4%
Efficiency ratio, including correspondent banking (note 1)	63.1%	60.9%	65.5%	70.5%	73.8%
Efficiency ratio, excluding correspondent banking (note 2)	61.0%	60.1%	64.0%	69.4%	70.7%
Common equity per common share	$10.55	$10.31	$10.20	$9.98	$9.78
Common tangible equity per common share	$8.57	$8.31	$8.18	$7.95	$7.73

note 1:    Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.

note 2:    Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Deposit activity

During the quarter, the Company’s total deposits increased by $48,674.  Time deposits decreased by $5,798 and non-time deposits increased by $54,472.  Non-interest bearing checking accounts increased $17,883 during the quarter.

The cost of interest bearing deposits in the current quarter decreased by 1bp to 26bps compared to the prior quarter.  The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) during the current quarter remained the same as the prior quarter at 0.17%.  The table below summarizes the Company’s deposit mix over the periods indicated.

     Deposit mix (unaudited)

For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Checking accounts
Non-interest bearing	$1,145,474	$1,127,591	$1,112,282	$1,048,874	$1,043,083
Interest bearing	621,582	621,473	623,370	607,359	575,020
Savings deposits	249,292	240,528	242,782	231,039	232,255
Money market accounts	734,363	706,647	711,903	716,956	727,798
Time deposits	434,478	440,276	459,035	487,812	488,074
Total deposits	$3,185,189	$3,136,515	$3,149,372	$3,092,040	$3,066,230

Non time deposits as percentage of total deposits	86%	86%	85%	84%	84%
Time deposits as percentage of total deposits	14%	14%	15%	16%	16%
Total deposits excluding held for sale	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Cash and due from banks	$ 42,624	$ 50,317	$ 59,295	$ 52,067	$ 48,528
Fed funds sold and Fed Res Bank deposits	185,807	104,805	197,046	106,346	162,038
Trading securities	1,266	1,508	1,017	3,420	656
Investment securities, available for sale	490,458	532,440	520,247	517,457	535,767
Investment securities, held to maturity	248,310	250,482	228,870	237,362	5,372
Loans held for sale	806	1,656	522	1,251	522
PCI loans	231,778	247,529	263,268	276,766	309,638
Loans	2,331,853	2,283,627	2,201,395	2,152,759	2,126,489
Allowance for loan losses	(22,648)	(22,934)	(20,980)	(19,898)	(19,842)
FDIC indemnification assets	28,596	36,157	41,594	49,054	54,032
Premises and equipment, net	102,675	101,079	100,526	98,848	98,972
Goodwill	76,739	76,739	76,739	76,739	76,981
Core deposit intangible	12,744	13,186	13,789	14,417	15,068
Bank owned life insurance	85,316	84,736	84,137	83,544	82,936
OREO covered by FDIC loss share agreements	7,687	12,004	13,528	19,404	25,452
OREO not covered by FDIC loss share agreements	2,993	4,691	7,586	8,896	10,899
Deferred income tax asset, net	47,516	49,704	48,502	49,587	56,640
Other assets	58,552	45,483	51,491	48,850	48,995
TOTAL ASSETS	$ 3,933,072	$ 3,873,209	$ 3,888,572	$ 3,776,869	$ 3,639,143

Deposits	$ 3,185,189	$ 3,136,515	$ 3,149,372	$ 3,092,040	$ 3,066,230
Federal funds purchased	161,303	171,219	187,443	151,992	42,070
Other borrowings	52,561	64,203	55,032	50,939	54,329
Other liabilities	54,207	32,836	33,660	29,421	34,152
Common stockholders’ equity	479,812	468,436	463,065	452,477	442,362
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,933,072	$ 3,873,209	$ 3,888,572	$ 3,776,869	$ 3,639,143

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Federal funds sold and other	$ 165,927	$ 170,139	$ 211,247	$ 177,391	$ 371,026
Security investments	767,268	764,359	751,819	623,681	543,235
PCI loans	241,393	257,581	271,135	291,862	331,567
Loans	2,306,751	2,237,178	2,172,621	2,139,263	2,094,522
Allowance for loan losses	(22,890)	(20,107)	(20,980)	(20,406)	(21,329)
All other assets	455,067	479,645	468,645	501,143	492,214
TOTAL ASSETS	$ 3,913,516	$ 3,888,795	$ 3,854,487	$ 3,712,934	$ 3,811,235

Deposits- interest bearing	$ 2,033,045	$ 2,014,726	$ 2,034,864	$ 2,033,431	$ 2,192,653
Deposits- non interest bearing	1,136,788	1,127,639	1,098,236	1,074,288	1,043,279
Federal funds purchased	173,575	184,525	176,109	71,545	39,419
Other borrowings	55,382	58,920	54,683	51,740	55,117
Other liabilities	39,740	36,138	32,373	35,024	40,395
Stockholders’ equity	474,986	466,847	458,222	446,906	440,372
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,913,516	$ 3,888,795	$ 3,854,487	$ 3,712,934	$ 3,811,235

Condensed Consolidated Earnings Statement (unaudited)

For quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14

Interest income:
Loans	$35,134	$36,786	$34,268	$33,505	$33,519
Investments	4,623	4,470	4,821	4,055	3,411
Federal funds sold and other	355	369	396	459	417
Total interest income	40,112	41,625	39,485	38,019	37,347

Interest expense:
Deposits	1,339	1,369	1,447	1,523	1,799
Securities sold under agreement to repurchase	51	54	49	50	52
Federal funds purchased	150	154	132	34	6
Corporate debentures	244	241	237	241	240
Total interest expense	1,784	1,818	1,865	1,848	2,097

Net interest income	38,328	39,807	37,620	36,171	35,250
Provision for loan losses	---	2,308	1,642	18	955
Net interest income after loan loss provision	38,328	37,499	35,978	36,153	34,295

Non interest income (see page 16)	8,130	10,573	9,081	7,535	6,559

Non interest expense:
Salaries, wages and employee benefits	18,916	19,925	19,580	18,710	18,799
Occupancy expense	2,586	2,566	2,445	2,686	3,038
Depreciation of premises and equipment	1,438	1,403	1,433	1,483	1,542
Data processing expense	1,153	1,127	1,330	1,466	1,673
Legal, audit and other professional fees	779	690	735	816	1,099
Amortization of intangibles	615	640	666	694	699
Credit related expense (see page 17)	439	522	50	299	624
FDIC credit related expenses (see page 17)	(46)	625	(567)	369	(209)
Merger and acquisition related expenses	169	---	---	848	3,450
Branch closure and efficiency initiatives	---	---	---	(417)	(6)
Impairment/sales bank property held for sale, net	12	(16)	641	---	---
Lease termination recovery	---	---	(597)	---	---
All other expenses	4,794	5,056	4,887	5,137	4,825
Total non interest expenses	30,855	32,538	30,603	32,091	35,534

Income before provision for income taxes	15,603	15,534	14,456	11,597	5,320
Provision for income taxes	5,687	5,656	5,308	4,316	1,727
Net income	$9,916	$9,878	$9,148	$7,281	$3,593

Earnings per share (diluted)	$0.22	$0.21	$0.20	$0.16	$0.08

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Correspondent banking and capital markets division (1)	$ 4,943	$ 7,334	$ 5,694	$ 4,876	$ 4,184
Other correspondent banking related revenue (2)	992	1,253	1,106	919	958
Wealth management related revenue	940	990	970	925	993
Service charges on deposit accounts	2,488	2,420	2,261	2,451	2,496
Debit, prepaid, ATM and merchant card related fees	1,659	1,823	1,701	1,637	1,612
BOLI income	580	599	593	608	451
Other service charges and fees	641	444	439	638	605
Gain on sale of securities available for sale	4	---	---	---	---
Subtotal	$12,247	$14,863	$12,764	$12,054	$11,299
FDIC indemnification asset – amortization (see explanation below)	(4,144)	(4,649)	(4,350)	(5,599)	(4,953)
FDIC indemnification income	27	359	667	1,080	213
Total non-interest income	$8,130	$10,573	$9,081	$7,535	$6,559

note 1:

Includes gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.

note 2:

Includes fees from safe-keeping activities, bond accounting services, asset/liability consulting services, international wires, clearing and corporate checking account services and other correspondent banking related revenue and fees.  The fees included in this category are less volatile than those described above in note 1.

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered PCI loan portfolio.  To the extent current projected losses in the covered PCI loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income.  This event generally corresponds to the increase in yields in the FDIC covered PCI loan portfolio, although there is not perfect correlation.  Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool.  The lower expected reimbursement from the FDIC is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and the reimbursement for the respective loss share percentage is recorded as FDIC indemnification income and included in non-interest income.  In addition, the FDIC loss share reimbursement percentage of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Employee salaries and wages	$14,200	$15,130	$14,535	$13,866	$14,966
Employee incentive/bonus compensation accrued	1,719	1,749	1,200	1,578	1,252
Employee equity based compensation expense	775	812	830	542	358
Deferred compensation expense	157	153	161	157	156
Health insurance and other employee benefits	1,240	1,312	1,330	1,556	1,349
Payroll taxes	825	893	1,403	785	1,005
401K employer contributions	416	408	435	319	345
Other employee related expenses	328	237	238	438	160
Incremental direct cost of loan origination	(744)	(769)	(552)	(531)	(792)
Total salaries, wages and employee benefits	18,916	19,925	19,580	18,710	18,799

Loss (gain) on sale of OREO	31	74	(547)	(126)	31
Gain on sale of FDIC covered OREO	(313)	(47)	(981)	(541)	(608)
Valuation write down of OREO	65	109	61	313	157
Valuation write down of FDIC covered OREO	172	281	328	703	172
Loss (gain) on repossessed assets other than real estate	15	---	(1)	11	17
Foreclosure and repossession related expenses	328	339	503	101	419
Foreclosure and repo expense, FDIC (note 1)	95	391	86	207	227
Total credit related expenses	393	1,147	(551)	668	415

Occupancy expense	2,586	2,566	2,445	2,686	3,038
Depreciation of premises and equipment	1,438	1,403	1,433	1,483	1,542
Supplies, stationary and printing	382	351	365	383	375
Marketing expenses	630	481	538	746	746
Data processing expenses	1,153	1,127	1,330	1,466	1,673
Legal, auditing and other professional fees	779	690	735	816	1,099
Bank regulatory related expenses	774	883	910	909	916
Postage and delivery	348	336	368	394	386
ATM and debit card related expenses	515	450	433	510	466
Amortization of intangibles	615	640	666	694	699
Internet and telephone banking	545	550	534	493	412
Correspondent account and Federal Reserve charges	163	169	168	163	191
Conferences, seminars, education and training	110	151	117	132	79
Director fees	164	173	179	244	147
Travel expenses	148	97	84	99	126
Other expenses	1,015	1,415	1,225	1,064	981
Subtotal	30,674	32,554	30,559	31,660	32,090
Impairment/sales bank property held for sale	12	(16)	641	---	---
Lease termination recovery	---	---	(597)	---	---
Merger and acquisition related expenses	169	---	---	848	3,450
Branch closure and efficiency initiatives	---	---	---	(417)	(6)
Total non- interest expense	$30,855	$32,538	$30,603	$32,091	$35,534

note 1:  These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles net income and net operating income.  Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance.  The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures.  All amounts are in thousands except per share data (unaudited):

	3Q15	2Q15	3Q14

Interest income, as reported (GAAP)	$40,112	$41,625	$37,347
tax equivalent adjustments	608	542	405
Interest income (tax equivalent)	$40,720	$42,167	$37,752

Net interest income, as reported (GAAP)	$38,328	$39,807	$35,250
tax equivalent adjustments	608	542	405
Net interest income (tax equivalent)	$38,936	$40,349	$35,655

	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Total stockholders' equity (GAAP)	$479,812	$468,436	$463,065	$452,477	$442,362
Goodwill	(76,739)	(76,739)	(76,739)	(76,739)	(76,981)
Core deposit intangible	(12,744)	(13,186)	(13,789)	(14,417)	(15,068)
Trust intangible	(873)	(909)	(946)	(984)	(1,027)
Tangible common equity	$389,456	$377,602	$371,591	$360,337	$349,286

	3Q15	2Q15	1Q15	4Q14	3Q14
Net income (GAAP)	$9,916	$9,878	$9,148	$7,281	$3,593
Exclude gain on sale of AFS securities	(4)	---	---	---	---
Add back merger and acquisition
related expenses	169	---	---	848	3,450
Add back branch closure and
efficiency initiatives	---	---	---	(417)	(6)
Add back impairment/sales relating to
bank property held for sale, net	12	(16)	641	---	---
Subtract lease termination recovery	---	---	(597)	---	---
Tax effected using the effective tax
rate for the period presented	(65)	6	(16)	(161)	(1,118)
Net operating income	$10,028	$9,868	$9,176	$7,551	$5,919
Average diluted shares outstanding
during the period presented	45,826	45,737	45,658	45,506	45,413
Net operating income per share	$0.22	$0.22	$0.20	$0.17	$0.13

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company whose single subsidiary bank operates 57 full service branch banking locations in 20 counties throughout Florida.  Its subsidiary bank provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers, the Company also operates a correspondent banking and bond sales division.  The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina.  The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, Chairman, John C. Corbett, CEO, James J. Antal, CFO or Stephen D. Young, Treasurer at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014, and otherwise in our SEC reports and filings.